Schedule
To
SECOND MASTER INVESTMENT ADVISORY AGREEMENT
BETWEEN
THE VANTAGEPOINT FUNDS
AND
VANTAGEPOINT INVESTMENT ADVISERS, LLC
List of Funds Covered by this Agreement and Fee Schedule

Name of Fund	Annual Rate of Fee	Effective Date
	(as of % of Average
	Daily Net Assets)

Milestone Retirement Income Fund	0.10%	January 3, 2005
Milestone 2010 Fund	0.10%	January 3, 2005
Milestone 2015 Fund	0.10%	January 3, 2005
Milestone 2020 Fund	0.10%	January 3, 2005
Milestone 2025 Fund	0.10%	January 3, 2005
Milestone 2030 Fund	0.10%	January 3, 2005
Milestone 2035 Fund	0.10%	January 3, 2005
Milestone 2040 Fund	0.10%	January 3, 2005
Discovery Fund	0.10%	October 26, 2007
Diversifying Strategies Fund	0.10%	October 26, 2007
Select Value Fund	0.10%	October 26, 2007
Milestone 2045 Fund	0.10%	January 4, 2010
Milestone 2050 Fund	0.10%	[•]
Approved: October 29, 2004
Last amended: [•]

IN WITNESS WHEREOF, the parties hereto have caused this amended Schedule to be executed by their officers designated below as of the [•]th day of ______, 2012.

THE VANTAGEPOINT FUNDS

By:

Angela Montez, Secretary

Approved by:
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:

Angela Montez, Assistant Secretary

Approved by:
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC